Exhibit 4.3

June 15, 2020

Company Order and Officer’s Certificate
4.350% Notes due 2050

The Bank of New York Mellon, as Trustee
240 Greenwich Street
New York, New York 10286

Ladies and Gentlemen:

Officer’s Certificate under Section 301 of the Indenture

Pursuant to Article Three of the Indenture, dated as of October 9, 2012 (as it may be amended or supplemented, the “Indenture”), between General Electric Company (the “Company”) and The Bank of New York Mellon as trustee (the “Trustee”), the Board Resolutions dated as of March 14, 1986, November 2, 1998, March 11, 2011, February 15, 2019, September 5-6, 2019 and April 10, 2020 and the resolutions of the Funding Committee of the Board of Directors of the Company dated as of April 13, 2020, of which copies certified by the Secretary or an Attesting Secretary of the Company are being delivered herewith under Section 301 of the Indenture,

A.          The Company hereby issues an additional $1,500,000,000 aggregate principal amount of its 4.350% Notes due 2050 (the “Additional Notes”). The Additional Notes are in addition to the $2,250,000,000 aggregate principal amount of the Company’s outstanding 4.350% Notes due 2050, issued on April 22, 2020 (the “Existing Notes” and, together with the Additional Notes, the “Notes”) and will be consolidated with, have the same CUSIP and ISIN number as, and form a single series with, the Existing Notes. The Additional Notes shall be in substantially the form attached hereto as Annex 1.

B.          The terms and characteristics of the Additional Notes shall be identical to the terms and characteristics of the Existing Notes set forth in the Officer’s Certificate under Section 301 of the Indenture related to the Existing Notes dated as of April 22, 2020, other than the issue date and issue price, and as shall be set forth in the form of Additional Note attached hereto as Annex 1.

C.          The Trustee may authenticate the Additional Notes by manual, facsimile or electronic signature.

              Company Order under Section 303 of the Indenture

A.          You are hereby requested to authenticate on the date hereof $1,500,000,000 aggregate principal amount of the Additional Notes, represented by: (i) Certificate No. 1 representing an aggregate principal amount of $500,000,000 of the Additional Notes, (ii) Certificate No. 2 representing an aggregate principal amount of $500,000,000 of the Additional Notes, and (iii) Certificate No. 3 representing an aggregate principal amount of $500,000,000 of the Additional Notes, heretofore delivered to you and duly executed by the Company and registered in the name of Cede & Co., as nominee of DTC in accordance with the Blanket Issuer Letter of Representations dated October 23, 2003, in the manner provided by the Indenture.

B.          You are hereby requested to hold the Additional Notes as custodian for DTC.

C.          Concurrently with this Company Order, an Opinion of Counsel under Sections 102 and 303 of the Indenture is being delivered to you.

 Officer’s Certificate under Section 102 of the Indenture

The undersigned, Jennifer VanBelle, the Senior Vice President and Treasurer of the Company, does hereby certify that:

(1)          I have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officer’s Certificate, and the definitions in the Indenture relating thereto;

(2)          I have read the Board Resolutions and the Unanimous Written Consent of the Funding Committee of the Board of Directors of the Company and the Opinion of Counsel referred to above;

(3)          I or individuals under my supervision have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as I deemed relevant for purposes of this certificate;

(4)          in my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such conditions have been complied with;

(5)          on the basis of the foregoing, I am of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with; and

(6)          the form and terms of the Additional Notes have been established in conformity with the provisions of the Indenture.

[Signature Page Follows]

C-1-2

Kindly acknowledge receipt of this Company Order and Officer’s Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto. By signing below, the Trustee agrees to the terms and conditions set forth hereinabove.

Very truly yours,

Company Order:

GENERAL ELECTRIC COMPANY

By:	/s/ Jennifer VanBelle
Name: Jennifer VanBelle
Title: Senior Vice President and Treasurer

Attest:

/s/ Fred Robustelli
Name:	Fred Robustelli
Title:	Attesting Secretary

Officer’s Certificate:

/s/ Jennifer VanBelle
Name: Jennifer VanBelle
Title: Senior Vice President and Treasurer

Attest:

/s/ Fred Robustelli
Name:	Fred Robustelli
Title:	Attesting Secretary

[Company Order and Officer’s Certificate – 2050 Notes]

Acknowledged by Trustee:

By:	/s/ Leslie Morales
Authorized Officer

[Company Order and Officer’s Certificate – 2050 Notes]

Annex 1

Omitted.